Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Enters into LuViva® Advanced Cervical Scan

Manufacturing and License Agreement for China

Deal includes equity investment in Guided Therapeutics and commitment to fund all manufacturing start up, regulatory and distribution costs in China

NORCROSS GA (January 25, 2017) -- Guided Therapeutics, Inc. (OTCQB: GTHP), the maker of a rapid and painless testing platform based on its patented biophotonic technology, announced today that it has reached agreement with Shandong Yaohua Medical Instrument Corporation in China for exclusive distribution, sales and manufacturing rights of the LuViva® Advanced Cervical Scan for China, Taiwan, Hong Kong and Macau.

In addition to a previous payment of $50,000 made by Shandong Yaohua, the terms of the license agreement include a licensing fee by Shandong Yaohua of $1,000,000, the purchase of a minimum of ten LuViva® Advance Cervical Scan devices in 2017 and royalties for disposables based on minimum orders once Chinese Food and Drug Administration (CFDA) approval is obtained. To further align the strategic interests of the parties, Guided Therapeutics has agreed to issue $1,000,000 in shares of its common stock to Shandong Yaohua.

Shandong Yaohua will conduct the necessary clinical trials and apply to the CFDA for approval to market LuViva in China. Once approved, Shandong Yaohua will provide for the distribution and sale of LuViva within China with its established distribution and sales network.

China is potentially the world’s largest market for cervical cancer screening with over 390 million women in the recommended ages for screening. The incidence of cervical cancer in China is currently the highest in the world and increasing. Increased screening for cervical cancer is key to mitigating the losses associated with this disease.

Under the terms of the agreement, Shandong Yaohua will establish manufacturing lines for LuViva within its existing medical device manufacturing facilities, which will enable Shandong Yaohua to supply Guided Therapeutics with LuViva products.With increased volume of production, advanced manufacturing processes and competitive labor rates, the Company expects that Shandong Yaohua will be able to lower the costs for the LuViva device and disposables for the global market. Worldwide, the market for cervical cancer screening and diagnostics, as currently practiced using cytology (Pap test) for primary screening, is estimated at $6 billion and is projected to grow to almost $9 billion by 2020. There are about 2.6 billion women aged 15 years and older who are at risk of developing cervical cancer worldwide.

“We are pleased to be partnering with Shandong Yaohua to bring LuViva to China and improve early detection in a market where cervical cancer, often found too late, is the second leading killer among women’s cancers,” said Gene Cartwright, CEO and President of Guided Therapeutics. “The agreement also opens up the possibility to bring efficiencies to our manufacturing processes as well as opening up additional markets in East Asia.”

“LuViva is the ideal product to address this critical women’s health concern, which is a national priority for eradication in China,” said Li Yaohua, Chairman of Shandong Yaohua. “The combination of early detection and immediate results makes the LuViva appealing to the healthcare professional as well as the patient and her family.”

The Company currently anticipates interim device and disposable sales for clinical study and demonstration purposes. In Hong Kong, the Company believes the time to commercial sales is quicker, with device registration, rather than approval required.

About Shandong Yaohua Medical Instrument Corporation

Shandong Yaohua Medical Instrument Corporation, traded on the Chinese National Equities Exchange and Quotations as 833141, is the maker and distributor of medical devices and disposables for urine analysis, urine test strips, vacuum blood collection tubes and other medical products. They manufacture, distribute and sell to the domestic market in China, the Middle East and Eastern Asia. Shandong Yaohua Medical Instrument Corporation is located in the high-tech development zone of Shandong Province, Laiwu City. Shandong Yaohua owns 86,600 square meters facilities (including building and yard). The building area is approximately 20,000 square meters.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent filings.

Contact:

Bill Wells

Guided Therapeutics

770-242-8723